Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3, and the related prospectus, of our report dated April 29, 2022, with respect to the consolidated financial statements of Genenta Science, S.p.A. (the “Company”) as of December 31, 2021, and for each of the two years in the period ended December 31, 2021, which report is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus which is a part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, CA

May 12, 2023